EXHIBIT 12
                                ASHLAND INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (In millions)

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

                                                                                                                 Three months ended
                                                                    Years ended September 30                        December 31
                                                   ----------------------------------------------------------   --------------------
                                                      2002        2003         2004         2005        2006       2005        2006
                                                   --------    --------    ---------    ---------    --------   --------    --------
EARNINGS
--------

Income from continuing operations                  $    27     $   103     $    311     $  1,958     $   183    $    35     $    53
Income taxes                                            14          52          100         (230)         29         23          21
Interest expense                                       133         121          112           87           8          2           2
Interest portion of rental expense                      19          20           20           20          18          5           5
Amortization of deferred debt expense                    2           2            2            3           -          -           -
Distributions in excess of (less than) earnings
    of unconsolidated affiliates                        20         (89)        (260)        (246)         (6)        (1)         (2)
                                                   --------    --------    ---------    ---------    --------   --------    --------
                                                   $   215     $   209     $    285     $  1,592     $   232    $    64     $    79
                                                   ========    ========    =========    =========    ========   ========    ========

FIXED CHARGES
-------------

Interest expense                                   $   133     $   121     $    112     $     87     $     8    $     2     $     2
Interest portion of rental expense                      19          20           20           20          18          5           5
Amortization of deferred debt expense                    2           2            2            3           -          -           -
Capitalized interest                                     -           -            -            1           3          1           1
                                                   --------    --------    ---------    ---------    --------   --------    --------
                                                   $   154     $   143     $    134     $    111     $    29    $     8     $     8
                                                   ========    ========    =========    =========    ========   ========    ========

RATIO OF EARNINGS TO FIXED CHARGES                    1.40        1.46         2.13        14.34        8.00       8.00        9.88
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